EXHIBIT 23.2

P&F INDUSTRIES, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2005 (except for Note 3, as to which the date is March 30, 2006) accompanying the consolidated financial statements and schedule for the year ended December 31, 2004 included in the 2006 Annual Report of P&F Industries, Inc. and Subsidiaries on Form 10-K. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-8 of P&F Industries, Inc. and Subsidiaries, effective February 18, 1997 and June 14, 2002.

/s/ BDO SEIDMAN, LLP
New York, New York
March 29, 2007